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Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 25, 60 Martin Place SYDNEY NSW 2000 Telephone: (02) 9216(2)0390 Facsimile: (02) 9226 1888 Email: mmarchhart@westpac.com.au

27 October 2003

Companies Announcement Platform
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir /Madam

YEAR END 2003 ANNOUNCEMENT DATE

Westpac Banking Corporation will make its full year results announcement on 30 October 2003.

Yours sincerely

Michelle Marchhart
Head of Group Secretariat

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  Exhibit 1